UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2011

SOUTHERN BELLA, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-142516	20-8602410
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

222 E. Jones Avenue Wake Forest, NC	27587 (Zip Code)
(Address of Principal Executive Offices)

(919) 649-3587
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On May 13, 2011, Southern Bella, Inc. (the “Company,” “we,” “us,” “our”) entered into a Subsidiary Put Option Agreement (the “Put Option Agreement”) with Wendi and Michael Davis (the “Purchasers”).  Currently, the Purchasers are members of our Board of Directors (the “Board”).  On such date (May 13, 2011), the Purchasers were the beneficial holders of 8,166,667 shares of our common stock, par value $0.000001 per share, or 94% of our issued and outstanding common stock (the “Davis Shares”).  Such Davis Shares have now been sold to Geoff Evett pursuant to the terms of a stock purchase agreement further described below.  Under the terms of the Put Option Agreement, we acquired a put option (the “Put Option”) to require the Purchasers to purchase our holdings of 100 shares of common stock of Uptone Pictures, Inc., our subsidiary (“Uptone”), such shares constituting all of the issued and outstanding shares of Uptone (the “Uptone Shares”).  As a condition to closing the Put Option, we are required to obtain and will seek Board and stockholder approval prior to completing the sale of the Uptone Shares to the Purchasers upon exercise of the Put Option.  The Put Option will expire on May 13, 2014 (the “Option Termination Date”), unless it is terminated earlier under the terms of the Put Option Agreement.

We entered into the Put Option Agreement in connection with a stock purchase agreement that the Purchasers separately entered into with Geoff Evett on May 13, 2011 (the “Stock Purchase Agreement”), which closed on May 16, 2011 (the “Closing”).  On the Closing, the Purchasers sold 100% of the Davis Shares to Mr. Evett for an aggregate cash payment of $220,000.00.  On the Closing, the Purchasers, who were previously our officers, resigned from such positions and Mr. Evett was appointed as our President, Chief Executive Officer, Chief Financial Officer and Secretary.  On the Closing, the Purchasers submitted resignation letters from their positions as our directors; such resignations to be effective 10 days after the filing and mailing to our stockholders of an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14f-1 promulgated thereunder.  On such date, Mr. Evett will become our sole director.

Pursuant to the terms of the Put Option Agreement, the Purchasers will indemnify us for any costs, expenses, liabilities or claims incurred by Uptone before, by and through and after the option period (the period from May 13, 2011 to the Option Termination Date or earlier termination as provided in the Put Option Agreement).

The foregoing description of the terms of the Put Option Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this report, which is incorporated by reference herein.

Item 5.01	Changes in Control of Registrant

As a result of the Closing, Mr. Evett acquired 8,166,667 shares of our common stock, par value $0.000001 per share, or 94% of our issued and outstanding common stock, from the Purchasers in exchange for an aggregate cash payment of $220,000.00.  As discussed under Item 1.01, on the Closing, Wendi Davis resigned from her position as Secretary and Michael Davis resigned from his positions as President, Chief Executive Officer and Chief Financial Officer.  On the Closing, Mr. Evett was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer and Secretary.   Also on the Closing, as required by the Stock Purchase Agreement, the Purchasers submitted resignation letters from their positions as our directors, such resignations to be effective 10 days after the filing and mailing to our stockholders of an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers

As disclosed in Items 1.01 and 5.01 of this Current Report on Form 8-K, on the Closing, Wendi Davis resigned as Secretary and Michael Davis resigned from his positions as our President, Chief Executive Officer and Chief Financial Officer.  Their resignations did not result from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.   For additional information relating to the terms surrounding Wendi and Michael Davis’ resignations, see the disclosure provided under Items 1.01 and 5.01, above.

Further, in connection with the resignations of Wendi and Michael Davis, our Board appointed Geoff Evett as our President, Chief Executive Officer, Chief Financial Officer and Secretary, effective as of the Closing.  Appointment of Mr. Evett to such positions was a required condition of the Stock Purchase Agreement as further discussed under Items 1.01 and 5.01, above.

Mr. Evett, age 72, is a former banker with 33 years of experience in the banking industry.  Currently, Mr. Evett serves as the managing director of a business consulting company registered in Spain and serves as a director of Themis MN Fund Limited, a hedge fund listed on the Dublin Stock Exchange.  He was formerly a director, Chief Executive Officer and Chairman of Ignis Petroleum Group, Inc., which was formerly subject to the requirements of section 15(d) of the Exchange Act.  Mr. Evett is an Associate of the British Chartered Institute of Bankers and received his education at Blundell’s School in the United Kingdom.

Mr. Evett has not entered into any related party transactions involving the Company.  No family relationship exists between Mr. Evett and any other director or officer.

Item 9.01 Financial Statements And Exhibits

(d)	Exhibits

Exhibit
No.	Description

10.1	Subsidiary Put Option Agreement*

*          Filed herewith.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Bella, Inc.
a Delaware Corporation

Dated: May 17, 2011	/s/ Geoff Evett
Geoff Evett, President and Chief Executive Officer